FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                             CASCADE PINES, L.P. II

                                DECEMBER 31, 2002

                             Cascade Pines, L.P. II

                                TABLE OF CONTENTS



                                                                            PAGE


INDEPENDENT AUDITORS' REPORT                                                 3

FINANCIAL STATEMENTS

         BALANCE SHEET                                                       4

         STATEMENT OF OPERATIONS                                             5

         STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)                  6

         STATEMENT OF CASH FLOWS                                             7

         NOTES TO FINANCIAL STATEMENTS                                       8

Reznick Fedder & Silverman                       5607 Glenridge Drive, Suite 500
Certified Public Accountants                     Atlanta, GA 30342-4998
A Professional Corporation                       404-847-9447 Phone
                                                 404-847-9495 Fax
                                                 WWW.rfs.com


                          INDEPENDENT AUDITORS' REPORT



To the Partners
Cascade Pines, L.P. II

     We have audited the accompanying balance sheet of Cascade Pines, L.P. II, as of December 31, 2002, and the related statement of operations, changes in partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Pines, L.P. II, as of December 31, 2002, the results of its operations, the changes in partners' equity, and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note C to the financial statements, the Partnership has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/S/Reznick Fedder & Silverman
Atlanta, Georgia
August 25, 2003

                             Cascade Pines, L.P. II

                                  BALANCE SHEET

                                December 31, 2002


                                     ASSETS

Investmant in Operating Property, at cost
     Land                                                                      $        600,000
     Building                                                                         7,846,428
     Building improvements                                                               95,780
     Building equipment                                                                 195,334
                                                                               -----------------
                                                                                      8,737,542
Less accumulated depreciation                                                        (1,647,089)
                                                                               -----------------
                                                                                      7,090,453

Tenant Security deposits held in trust                                                   85,699
Accounts receivable-tenants                                                              45,654
Prepaid expenses                                                                         24,633
Utility deposits                                                                          9,400
Resticted cash-bond funds                                                               802,242
Bond issuance costs, net of accumulated amortization of $86,458                         267,232
Tax credit monitoring fees, net of accumulated amortization of$22,546                    25,767
                                                                               -----------------
                                                                               $      8,351,080
                                                                               =================
 LIABILITIES AND PARTNERS EQUITY(DEFICT)

LIABILITIES
     Bank Overdraft                                                            $          6,062
     Accounts payable-operations                                                        238,610
     Tenant Security deposits liability                                                  70,258
     Accrued interest payable                                                           214,137
     Accrued property taxes                                                             361,214
     Subordinate note payable                                                         1,100,000
     Mortgage payable                                                                 6,595,000
                                                                               -----------------
                                                                                      8,585,281
                                                                               -----------------
      Total  liabilities

CONTINGENCY                                                                                   -

PARTNERS EQUITY(DEFICT)                                                                (234,201)
                                                                               ------------------
                                                                               $      8,351,080
                                                                               ==================

                        See notes to financial statements

                             Cascade Pines, L.P. II

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 2002

Revenues
  Rental, net of vacancies                                                     $    1,648,543
  Other                                                                                 5,527
  Interest                                                                             37,017
                                                                               ----------------

     Total revenues                                                                 1,691,087
                                                                               ----------------
Expenses
  Depreciation                                                                        239,485
  Amortization                                                                         15,011
  Interest                                                                            468,324
  Administrative                                                                      352,605
  Management fees                                                                      56,339
  Repairs and maintenance                                                             483,093
  Property insurance                                                                   52,599
  Real estate taxes                                                                   228,192
  Salaries and wages                                                                  354,906
  Utilities                                                                           406,665
  Other taxes and insurance                                                            73,104
                                                                               ----------------
     Total expenses                                                                 2,730,323
                                                                               ----------------
NET LOSS                                                                       $   (1,039,236)
                                                                               ================

                        See notes to financial statements

                             Cascade Pines, L.P. II

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)

                          Year ended December 31, 2002



Beginning of year,
     partners' equity                                                          $   341,314

Contributions                                                                      463,721

Net loss                                                                        (1,039,236)
                                                                               --------------

End of year,
     partners' equity (deficit)                                                $   (234,201)
                                                                               ===============

                        See notes to financial statements

                             Cascade Pines, L.P. II

                             STATEMENT OF CASH FLOWS

                          Year ended December 31, 2002


Cash flows from operating activities
   Net loss                                                                    $   (1,039,236)
   Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities
     Depreciation                                                                     239,485
     Amortization                                                                      15,011
   Decrease (increase) in assets
     Accounts receivable- tenants                                                     (39,922)
     Accounts receivable- HUD                                                          41,879
     Accounts receivable- other                                                         1,338
     Prepaid expenses                                                                 (21,302)
   Increase (decrease) in liabilities
     Accounts payable                                                                 164,640
     Accrued interest payable                                                          23,795
     Accrued property taxes                                                           361,214
     Tenant security deposits, net                                                    (15,441)
                                                                               -----------------
          Net cash provided by(used in)operating activities                          (268,539)
                                                                               -----------------
Cash flows from investing activities
     Investment in operating property                                                  (5,085)
     Withdrawals from restricted cash held by bond trustee                            168,782
                                                                               -----------------
          Net cash provided by(used in) investing activities                          163,697
                                                                               -----------------
Cash flows from financing activities
     Principal payments on bonds                                                     (150,000)
     Bank overdraft                                                                     6,062
     Capital contribution                                                             195,360
                                                                               -----------------
          Net cash provided by(used in)financing activities                            51,422
                                                                               -----------------
NET INCREASE(DECREASE)IN CASH                                                         (53,420)

Cash, beginning                                                                        53,420
                                                                               -----------------
Cash, ending                                                                                -
                                                                               =================
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                                    $      444,529
                                                                               =================
Supplemental schedule of non cash financing activities:
     During 2002, $268,361 of amounts due to owner reclassed
     as an equity contribution

                        See notes to financial statements

                             Cascade Pines, L.P. II

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 2002



NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cascade Pines, L.P. II, (the "Partnership"), was organized as a limited partnership under the laws of the state of Georgia during September of 1995 to acquire, own, rehabilitate, maintain, and operate a 376 unit multifamily apartment complex located in Atlanta, Georgia, and is currently operating under the name of Cascade Pines Apartments (the "Project").

     Each building of the Project has qualified and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42 ("Section 42"), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. In addition, the Partnership has executed a Land Use Restriction Agreement which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     Operating Property
     ------------------

     Operating property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line and double-declining balance methods as follows:

                  Building                                              40 years
                  Building improvements                                 40 years
                  Building equipment                                   5-7 years

                             Cascade Pines, L.P. II

                                December 31, 2002


     NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Amortization
     ------------

     Bond issuance costs consist of fees for obtaining the mortgage note payable and are being amortized over the 30-year life of the mortgage note payable using the straight-line method, which approximates the effective interest method.

     Tax credit fees are being amortized over 15 years using the straight-line method.

     Income Taxes
     ------------

     Profit or loss of the Partnership is allocated 1 percent to the general partners and 99 percent to the investor limited partners. No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

     Rental Income
     -------------

     Rents are recognized as they become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

     Accounts Receivable and Bad Debts
     ---------------------------------

     Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

                             Cascade Pines, L.P. II

                                December 31, 2002


NOTE B - CAPITAL CONTRIBUTIONS

     As of December 31, 2002, the general partner has advanced $463,721 to the partnership to fund operations. The advances have been recorded as a capital contribution. This treatment has been approved by the limited partner.

NOTE C - GOING CONCERN CONSIDERATIONS

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the partnership as a going concern. The partnership has suffered significant operating losses in recent years. This factor raises substantial doubt about the partnership's ability to continue as a going concern. Management's plans are as follows:

          1. Develop a marketing plan and upgrade apartment units to increase occupancy.

          2. Replace the current project management agent.

          3. Replace the managing general partner.

          4. Apply for a rent increase from the U.S. Department of Housing and Urban Development (HUD).

          5. Request that the debt service fund be utilized on a temporary basis to pay debt services.

     Management believes that these measures will ensure the continued operation of the partnership.

NOTE D - MORTGAGE PAYABLE

     The mortgage payable, in the original amount of $7,455,000, was funded with the proceeds from the issuance of Multifamily Housing Revenue Bonds issued by Urban Residential Finance Authority of the City of Atlanta, Georgia ("URFA"). The note bears interest at the rates of 6.25 percent and 6.60 percent on unpaid principal amounts at December 31, 2002. Principal installments are required to be paid annually on September 1. Interest installments are due semi-annually on March 1st and September 1st, until maturity on September 1, 2025. At December 31, 2002, accrued interest is $143,217.

                             Cascade Pines, L.P. II

                                December 31, 2002

NOTE D - MORTGAGE PAYABLE (Continued)

     Under agreements with the Trustee, the Partnership is required to make monthly escrow deposits for property taxes and insurance, and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures, and distributions to partners.

     The liability of the Partnership under the mortgage is limited to the underlying value of the real estate collateral plus other amounts deposited with the Trustee.

     Aggregate annual maturities of the mortgage payable are as follows:

             December 31, 2003                             $          160,000
                          2004                                        170,000
                          2005                                        180,000
                          2006                                        195,000
                          2007                                        205,000
           2008 and thereafter                                      5,685,000
                                                            ------------------
                                                           $        6,595,000
                                                            ==================

NOTE E - SUBORDINATE NOTE PAYABLE

     In connection with the acquisition of the Project, the Partnership obtained an assignment of the property purchase agreement, granting the right to purchase the Project in exchange for a $1,100,000 note payable to URFA. The note is secured by a second deed of trust in the property and equipment, and originally bore interest at a rate of 7 percent. During September 2000, the note was refinanced by URFA. As part of the refinancing, the balance of the note was restored to $1,100,000 and the interest rate was reduced to 3% per annum. The note matures December 31, 2031. At December 31, 2002, accrued interest is $70,919. Annual payments of principal and interest continue until final payment of unpaid principal and interest.

     Aggregate annual maturities of the subordinate note payable are as follows:

             December 31, 2003                             $           46,936
                          2004                                         24,529
                          2005                                         25,265
                          2006                                         26,023
                          2007                                         26,804
                    Thereafter                                        950,443
                                                            ------------------
                                                                  $ 1,100,000
                                                            ==================

                             Cascade Pines, L.P. II

                                December 31, 2002


NOTE F - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENT

     The U.S. Department of Housing and Urban Development ("HUD") contracted with the Partnership effective October 1, 1995, under Section 8 of the U.
     S. Housing Act of 1937, to make housing assistance payments ("HAP") to the Partnership on behalf of qualified tenants for a term of 15 years. The Project has 70 units that receive HUD assistance. This agreement expires October 1, 2010.

     The HAP contract is pledged as collateral under the promissory note loan. Payments received are required to be deposited into the revenue fund pursuant to the Trust Indenture. All disbursements are strictly controlled by the Trustee.

NOTE G - RESTRICTED CASH HELD BY BOND TRUSTEE

     Cash held by the Bond Trustee consists of various funds established at closing of the bond issue as required by the trust indenture. The funds were established to remit the amounts required to pay for insurance, taxes, principal and interest when due and payable. The debt service reserve fund is used solely to make up any deficiency in the bond fund relating to payments of interest and principal on the bonds, whether at maturity or upon earlier redemption. Investments for the amounts held by the Trustee are subject to limitations. The funds consist of cash, money market investments, and securities that are primarily issued by the U.S. Government. These short-term investments are stated at cost, which approximates their market value.

     The balances in the funds at December 31, 2002, are as follows:

              Bond fund                                       $                6
              Debt service fund                                          593,091
              Maintenance and replacement fund                                59
              Revenue fund                                                42,247
              Transition fund                                             57,934
              Bond surplus fund                                               65
              Tax and insurance fund                                     107,986
              Bond administration fund                                       854
                                                              ------------------
                                                              $          802,242
                                                              ==================

                             Cascade Pines, L.P. II

                                December 31, 2002


NOTE H - RESTRICTED CASH HELD BY BOND TRUSTEE (Continued)

     The Partnership will receive any amounts remaining in the funds upon redemption of the bonds after payment of all fees and expenses.

NOTE I - RELATED PARTY TRANSACTIONS

     Incentive Management Fee
     ------------------------

     The Partnership is to pay the general partner and special limited partner a non cumulative, annual Incentive Management Fee equal to 45 percent of available cash flows, as defined, for services in connection with administration of Partnership affairs. No amount has been charged to operations during the year 2002.

     Management Fee
     --------------

     The Project contracts with a third party for management services. Fees are 4 percent of gross collection, as defined. During 2002, Management fees of $56,339 were incurred.

NOTE J - COMMITMENTS AND CONTINGENCIES

     Tax Credits
     -----------

     The project's low-income housing tax credits will be contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupancy eligibility, and/or gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

                             Cascade Pines, L.P. II

                                December 31, 2002


NOTE K -COMMITMENTS AND CONTINGENCIES (Continued)

     Land Use Restriction
     --------------------

     The Partnership has entered into a Land Use Restriction Agreement in connection with its note with URFA which restricts the use of the Project. Under this land use restriction, 40 percent of the units must be leased to households whose income does not exceed 60 percent of the applicable county median income. The agreement expires on the latest of the redemption of the bonds or September 28, 2010.